Exhibit 1.2

PHILIP MORRIS INTERNATIONAL INC.
(the “Company”)

Debt Securities

TERMS AGREEMENT

June 3, 2024

Philip Morris International Inc.
677 Washington Boulevard, Suite 1100
Stamford, Connecticut 06901
United States

Attention:      Frank de Rooij

Vice President Treasury and Corporate Finance

Dear Ladies and Gentlemen:

We offer to purchase, on and subject to the terms and conditions of the Underwriting Agreement relating to Debt Securities and Warrants to Purchase Debt Securities dated as of April 25, 2008 in connection with Philip Morris International Inc.’s registration statement on Form S-3 (No. 333-269690) and which is incorporated herein by reference (the “Underwriting Agreement”), the following securities on the following terms:

Debt Securities

Title:

3.750% Notes due 2031 (the “Notes”).

Principal Amount:

€500,000,000.

Interest Rate:

3.750% per annum, from June 6, 2024, payable annually in arrears on January 15 of each year, commencing January 15, 2025, to holders of record on the preceding December 31.

Maturity:

January 15, 2031.

Currency of Denomination:

Euros (€).

Currency of Payment:

Euros (€).

Form and Denomination:

Book-entry form only represented by one or more global securities deposited with Clearstream Banking, société anonyme, or Clearstream, or Euroclear Bank SA/NV, or Euroclear, or their respective designated custodian, as the case may be, in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Conversion Provisions:

None.

Optional Redemption:

Prior to the date that is three months prior to maturity, the Company may redeem the Notes, in whole or in part, at the Company’s election at a make-whole price, as described under the caption “Description of Notes—Optional Redemption” in the prospectus supplement.

On or after the date that is three months prior to maturity, the Company may redeem the Notes, in whole or in part, at the Company’s election, at par, as described under the caption “Description of Notes—Optional Redemption” in the prospectus supplement.

Optional Tax Redemption:

The Company may redeem all, but not part, of the Notes upon the occurrence of specified tax events described under the caption “Description of Notes—Redemption for Tax Reasons” in the prospectus supplement.

Option to Elect Repayment:

None.

Sinking Fund:

None.

Listing:

Application shall be made by the Company to list the Notes on the New York Stock Exchange.

Delayed Delivery Contracts:

None.

Payment of Additional Amounts:

In addition, the Company shall pay additional amounts to holders as and to the extent set forth under the caption “Description of Notes—Payment of Additional Amounts” in the prospectus supplement.

Purchase Price:

98.671% of the principal amount of the Notes.

Expected Reoffering Price:

98.896% of the principal amount of the Notes.

Names and Addresses of the Several Underwriters:

Deutsche Bank AG, London Branch

21 Moorfields

London EC2Y 9DB

United Kingdom

Telephone: +44-20-7545 4361

HSBC Continental Europe

38, avenue Kléber

75116 Paris

France

Telephone: +33 1 40 70 70 40

Email: transaction.management@hsbcib.com

Attention: DAJ Global Banking

Banco Santander, S.A.

Ciudad Grupo Santander

Avenida de Cantabria s/n

28660 Boadilla del Monte

Madrid

Spain

Telephone: +34 912572029

Email: syndicate@gruposantander.com

Attention: Head of Debt Capital Markets

SMBC Nikko Capital Markets Limited

100 Liverpool Street

London, EC2M 2AT

United Kingdom

Telephone: + 44 20 4507 1000

Email: lntm@smbcnikko-cm.com

Attention: Securities Legal

Standard Chartered Bank

1 Basinghall Avenue

London EC2V 5DD

United Kingdom

Telephone: +44 207 885 8888

Email: PrimaryDebt@sc.com / SCBCapitalMarketsNotice@sc.com

Attention: Email: Capital Markets

The respective principal amounts of the Debt Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

In connection with the issue of the Notes, Deutsche Bank AG, London Branch, as stabilizing manager (the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager), may over-allot Notes or effect transactions with a view to supporting the price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 calendar days after the date on which the Company received the proceeds of the issue and 60 calendar days after the date of the allotment of the Notes. Such stabilization shall be conducted in accordance with all applicable laws and rules. Any loss or profit sustained as a consequence of any such over-allotment or stabilization shall be for the account of the Stabilizing Manager. The Underwriters acknowledge that the Company has not authorized the creation and issue of Notes in excess of €500,000,000 in aggregate principal amount.

Except as set forth below, the provisions of the Underwriting Agreement are incorporated herein by reference and the following provisions are hereby added thereto and made a part thereof:

1.     For purposes of the Underwriting Agreement, the “Applicable Time” is 11:00 a.m. New York City time (4:00 p.m. London time) on the date of this Terms Agreement.

2.     Subsection (aa) of Section 2 of the Underwriting Agreement is hereby amended as follows:

  “(aa)    Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the European Union or the United Kingdom (collectively, “Sanctions”); neither the Company nor any of its subsidiaries is located or organized in a country or region which is itself subject to Sanctions (at the time of this Agreement, the Crimea, so-called Luhansk People’s Republic, and Donetsk People’s Republic regions of Ukraine, and the portions of the regions of Kherson and Zaporizhzhia that are not controlled by the government of Ukraine, Cuba, Iran, North Korea and Syria) (a “Sanctioned Territory”); and the Company will not use the proceeds of the offering or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of or business in any Sanctioned Territory, or the activities of any person or entity that is, at such time, subject to any Sanctions or in any manner that would result in a violation of Sanctions. The Company has instituted and maintains policies and procedures designed to ensure continued compliance with Sanctions. This section 2(aa) is only sought and given if and to the extent that it does not result in a violation of (i) Council Regulation (EC) 2271/96 (as amended) or any law or regulation implementing such Regulation in any Member State of the European Union, (ii) any equivalent blocking or anti-boycott law or regulation specifically intended to bring such Regulation into force in the United Kingdom after the date of its withdrawal from the European Union and (iii) with respect to any Underwriter incorporated under the laws of Germany, section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung – AWV) or any other applicable anti-boycott or similar laws or regulations.”

3.     Subsection (c) of Section 3 of the Underwriting Agreement is hereby amended as follows:

“(c)       The Company will deliver against payment of the purchase price, the Offered Securities in the form of one or more permanent global securities in definitive form, which will be deposited with a common depositary for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”). Interests in any permanent global securities will be held only in book-entry form through Euroclear or Clearstream, except in the limited circumstances described in the Pricing Prospectus and the Prospectus. Payment for any Offered Securities in book-entry form shall be made by the Underwriters in federal (same day) funds by wire transfer to an account previously designated by the Company to the common depositary against delivery to the common depositary as custodian for the permanent global securities, collectively representing all of such Offered Securities.”

(i)    Deutsche Bank AG, London Branch or such other Underwriter as the Company may agree (the “Settlement Bank”) acknowledges that the Offered Securities (represented by one or more global notes in definitive form) will initially be credited free of payment to an account (the “Commissionaire Account”) for the benefit of the Settlement Bank, the terms of which include a third-party beneficiary clause (stipulation pour autrui) with the Company as the third-party beneficiary and provide that such Offered Securities are to be delivered to others only against payment of the net proceeds of the offering of the Offered Securities (i.e. less the commissions to be deducted from the gross proceeds) into the Commissionaire Account on a delivery against payment basis.

(ii)    The Settlement Bank acknowledges that (i) the Offered Securities (represented by one or more global notes in definitive form) shall be held to the order of the Company as set out above and (ii) the net proceeds of the offering of the Offered Securities received in the Commissionaire Account (i.e. less the commissions deducted from the gross proceeds) will be held on behalf of the Company until such time as they are transferred to the Company’s order. The Settlement Bank undertakes that the net proceeds of the offering of the Offered Securities (i.e. less the commissions deducted from the gross proceeds) will be transferred to the Company’s order promptly following receipt of such monies in the Commissionaire Account.

(iii)    The Company acknowledges and accepts the benefit of the third-party beneficiary clause (stipulation pour autrui) pursuant to the Belgian or Luxembourg Civil Code, as applicable, in respect of the Commissionaire Account.”

4.     For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by the Underwriters for use in the prospectus supplement consists of the following information: the concession and reallowance figures appearing in the third paragraph under the caption “Underwriting” in the prospectus supplement and the information contained in the fifth, sixth, seventh, ninth, eleventh and twelfth paragraphs under the caption “Underwriting” in the prospectus supplement. In addition, subsection (a) of Section 6 of the Underwriting Agreement is hereby amended by replacing “Pricing Prospectus” with “Pricing Prospectus or the Prospectus.”

5.     The following selling restrictions apply to the offer and sale of the Notes:

(a)   Each Underwriter hereby severally represents and agrees that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the Notes or distribute the Prospectus, or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as agreed to with the Company in advance of such offer, sale or delivery.

(b)   Each Underwriter hereby severally represents and agrees that it has not offered, sold or otherwise made available, and will not offer, sell or otherwise make available, any Notes to any retail investor in the European Economic Area. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”).

(c)   Each Underwriter hereby severally represents and agrees that it has not offered, sold or otherwise made available, and will not offer, sell or otherwise make available, any Notes to any retail investor in the United Kingdom. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”);

(ii)	a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, “FSMA”) and any rules and regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”).

(d)   Each Underwriter hereby severally represents and agrees that (1) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (2) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

(e)   Each Underwriter hereby severally represents and agrees that (1) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (A) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made thereunder; or (B) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O, and (2) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

(f)    Each Underwriter hereby severally represents and agrees that (1) the Prospectus has not been registered as a prospectus with the Monetary Authority of Singapore and (2) it will not offer or sell the Notes or make the Notes the subject of an invitation for subscription or purchase nor may it circulate or distribute the Prospectus or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any Notes, whether directly or indirectly, to any person in Singapore other than (A) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA or (B) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA.

(g)   Each Underwriter hereby severally represents and agrees that the Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended (the “FIEA”)), and it has not and will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

(h)   Each Underwriter hereby severally represents and agrees that it has offered or sold and will offer or sell the Notes in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations; any resale of the Notes will be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws; and pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with the offering of the Notes.

6.     Section 13 of the Underwriting Agreement is hereby amended as follows:

“13. Counterparts. The Terms Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the Electronic Signatures in Global and National Commerce Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law (e.g., www.docusign.com)) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be legally valid, effective and enforceable for all purposes.”

7.     Section 14 of the Underwriting Agreement is hereby added as follows:

“14. Recognition of the U.S. Special Resolution Regimes

(a)   In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of the Underwriting Agreement, and any interest and obligation in or under the Underwriting Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Underwriting Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)   In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Underwriting Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Underwriting Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 14:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following:

(i)   a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)      a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)     a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.”

8.

(a) Solely for the purposes of the requirements of 3.2.7R of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the UK MiFIR Product Governance Rules:

(i)    each of the underwriters who is acting as a UK MiFIR manufacturer (each a “UK Manufacturer” and together the “UK Manufacturers”) acknowledges to each other UK Manufacturer that it understands the responsibilities conferred upon it under the UK MiFIR Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Notes and the related information set out in the final term sheet, the Prospectus and any announcements in connection with the Notes; and

(ii)    the Company and each of the Underwriters who is acting as a UK MiFIR distributor note the application of the UK MiFIR Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Notes by the UK Manufacturers and the related information set out in the final term sheet, the Prospectus and any announcements in connection with the Notes.

(iii)   the UK Manufacturers target market is eligible counterparties and professional clients only (all distribution channels). Each of the UK Manufacturers, the Company and each of the Underwriters who is acting as a UK MiFIR distributor acknowledges that the Notes are not being offered to retail investors in the United Kingdom and therefore no packaged retail investment and insurance-based products (“UK PRIIPS”) key information document has been prepared as the Notes are not available to retail investors in the United Kingdom.

(b) Solely for the purposes of the requirements of Article 9(8) of the MiFID Product Governance rules under EU Delegated Directive 2017/593 (the “Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the Product Governance Rules:

(i)     each of the underwriters who is acting as a MiFID manufacturer (each a “Manufacturer” and together the “Manufacturers”) acknowledges to each other Manufacturer that it understands the responsibilities conferred upon it under the Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Notes and the related information set out in the final term sheet, the Prospectus and any announcements in connection with the Notes; and

(ii)    the Company and each of the Underwriters who is acting as a MiFID distributor note the application of the Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Notes by the Manufacturers and the related information set out in the final term sheet, the Prospectus and any announcements in connection with the Notes.

(iii)   the Manufacturers target market is eligible counterparties and professional clients only (all distribution channels). Each of the Manufacturers, the Company and each of the Underwriters who is acting as a MiFID distributor acknowledges that the Notes are not being offered to retail investors in the European Economic Area and therefore no packaged retail investment and insurance-based products (“PRIIPS”) key information document has been prepared as the Notes are not available to retail investors in the European Economic Area.

9.

(a)   Notwithstanding and to the exclusion of any other term of this agreement, the Underwriting Agreement or any other agreements, arrangements, or understanding between the Underwriters and the Company, each party acknowledges and accepts that a BRRD Liability arising under this agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(i)   the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of the Underwriters to the Company under this agreement and the Underwriting Agreement, that (without limitation) may include and result in any of the following, or some combination thereof: (w) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon; (x) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the Underwriters or another person (and the issue to or conferral on the Company of such shares, securities or obligations); (y) the cancellation of the BRRD Liability; and (z) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(ii)  the variation of the terms of this agreement and the Underwriting Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

(b)   As used in this Section 9,

“Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time;

“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule in relation to the relevant Bail-in Legislation;

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

“BRRD Liability” means a liability in respect of which the relevant Write-down and Conversion Powers in the applicable Bail-in Legislation may be exercised;

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499; and

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the Underwriters.

(c)   For the avoidance of doubt, to the extent an Underwriter’s obligation to purchase Securities hereunder constitutes a BRRD Liability and such Underwriter does not, on the Closing Date, purchase the full amount of the Notes that it has agreed to purchase hereunder due to the exercise by the Relevant Resolution Authority of its powers under the relevant Bail-in Legislation with respect to such BRRD Liability, such Underwriter shall be deemed, for all purposes of Section 7 of the Underwriting Agreement, to have defaulted on its obligation to purchase such Notes that it has agreed to purchase hereunder but has not purchased, and Section 7 of the Underwriting Agreement shall remain in full force and effect with respect to the obligations of the other Underwriters.

10.

(a)    Notwithstanding and to the exclusion of any other term of this agreement, the Underwriting Agreement or any other agreements, arrangements, or understanding between the Underwriters and the Company, each party acknowledges and accepts that a UK Bail-in Liability arising under this agreement may be subject to the exercise of UK Bail-in Powers by the Relevant UK Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(i)   the effect of the exercise of UK Bail-in Powers by the Relevant UK Resolution Authority in relation to any UK Bail-in Liability of the Underwriters to the Company under this agreement and the Underwriting Agreement, that (without limitation) may include and result in any of the following, or some combination thereof: (w) the reduction of all, or a portion, of the UK Bail-in Liability or outstanding amounts due thereon; (x) the conversion of all, or a portion, of the UK Bail-in Liability into shares, other securities or other obligations of the Underwriters or another person, and the issue to or conferral on the Company of such shares, securities or obligations; (y) the cancellation of the UK Bail-in Liability; and (z) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(ii)    the variation of the terms of this agreement and the Underwriting Agreement, as deemed necessary by the Relevant UK Resolution Authority, to give effect to the exercise of UK Bail-in Powers by the Relevant UK Resolution Authority.

(b)    As used in this Section 10,

“Relevant UK Resolution Authority” means the resolution authority with the ability to exercise any UK Bail-in Powers in relation to the Underwriters.

“UK Bail-in Legislation” means Part I of the UK Banking Act 2009 and any other law or regulation applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings);

“UK Bail-in Liability” means a liability in respect of which the UK Bail-in Powers may be exercised;

“UK Bail-in Powers” means the powers under the UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability.

(c)  For the avoidance of doubt, to the extent an Underwriter’s obligation to purchase Securities hereunder constitutes a UK Bail-in Liability and such Underwriter does not, on the Closing Date, purchase the full amount of the Notes that it has agreed to purchase hereunder due to the exercise by the Relevant UK Resolution Authority of its powers under the relevant UK Bail-in Legislation with respect to such UK Bail-in Liability, such Underwriter shall be deemed, for all purposes of Section 7 of the Underwriting Agreement, to have defaulted on its obligation to purchase such Notes that it has agreed to purchase hereunder but has not purchased, and Section 7 of the Underwriting Agreement shall remain in full force and effect with respect to the obligations of the other Underwriters.

11.   Section 6(a) of the Underwriting Agreement is hereby amended as follows:

“The Company will indemnify and hold harmless each Underwriter against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, the Basic Prospectus, any Preliminary Prospectus, the Pricing Prospectus, or any amendment or supplement thereto, any Issuer Free Writing Prospectus, any other information identified on Schedule B(d) of the Terms Agreement or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Act, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives, if any, specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in or pursuant to the Terms Agreement (the “Underwriter Information”).”

12.   Agreement Among Underwriters: The Underwriters agree as between themselves that they will be bound by and will comply with the International Capital Markets Association Agreement Among Managers Version 1 (including the New York Law Schedule for Non-Equity Related Issues Governed by New York Law) (the “Agreement Among Managers”) provided, however, that paragraph 3 of the Agreement Among Managers shall be disapplied in its entirety and replaced with Section 7 of the Underwriting Agreement. The Underwriters further agree that references in the Agreement Among Managers to the “Lead Manager” shall mean Deutsche Bank AG, London Branch, references to the “Settlement Lead Manager” shall mean Deutsche Bank AG, London Branch and references to the “Stabilization Manager” shall mean Deutsche Bank AG, London Branch. Notwithstanding the foregoing, the Stabilizing Manager shall be entitled to charge any stabilization losses and shall account for any stabilization profit to the Underwriters pro rata to their underwriting commitments as set out in Schedule A hereto.

The Closing will take place at 4:00 a.m., New York City time, on June 6, 2024 (the “Closing Date”), at the offices of Hunton Andrews Kurth LLP, 200 Park Avenue, New York, New York 10166.

The Notes will be made available for checking at the offices of Hunton Andrews Kurth LLP, 200 Park Avenue, New York, New York 10166 (unless another location shall be agreed to by the Company and the Underwriters) at least 24 hours prior to the Closing Date.

Please signify your acceptance by signing the enclosed response to us in the space provided and returning it to us.

Very truly yours,

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ John Han
Name:	John Han
Title:	Managing Director

By:	/s/ Shamit Saha
Name:	Shamit Saha
Title:	Managing Director

HSBC CONTINENTAL EUROPE

By:	/s/ Christophe Hittmair
Name:	Christophe Hittmair
Title:	Managing Director

By:	/s/ Alexandre Logatchev
Name:	Alexandre Logatchev
Title:	General Proxy

BANCO SANTANDER, S.A.

By:	/s/ Matthias d´Haene
Name:	Matthias d´Haene
Title:	DCM Executive Director

By:	/s/ Alexis Rohr
Name:	Alexis Rohr
Title:	DCM Associate

SMBC NIKKO CAPITAL MARKETS LIMITED

By:	/s/ Stephen Apted
Name:	Stephen Apted
Title:	Authorised Signatory

STANDARD CHARTERED BANK

By:	/s/ Patrick Dupont-Liot
Name:	Patrick Dupont-Liot
Title:	Managing Director, Debt Capital Markets

Accepted:

PHILIP MORRIS INTERNATIONAL INC.

By:	/s/ Frank de Rooij
Name:	Frank de Rooij
Title:	Vice President Treasury and Corporate Finance

SCHEDULE A

DEBT SECURITIES

Underwriters	2031 Notes
Deutsche Bank AG, London Branch	€100,000,000
HSBC Continental Europe	100,000,000
Banco Santander, S.A.	100,000,000
SMBC Nikko Capital Markets Limited	100,000,000
Standard Chartered Bank	100,000,000
Total	€500,000,000

SCHEDULE B

(a)	Issuer Free Writing Prospectuses not included in the Pricing Disclosure Package: None

(b)	Issuer Free Writing Prospectuses included in the Pricing Disclosure Package: Final Term Sheet, attached as Schedule C hereto

(c)	Additional Documents Incorporated by Reference: None

SCHEDULE C

Filed Pursuant to Rule 433

Registration No. 333-269690

FINAL TERM SHEET

Philip Morris International Inc.

Dated June 3, 2024

3.750% Notes due 2031

Issuer:	Philip Morris International Inc.
Offering Format:	SEC Registered
Security:	3.750% Notes due 2031 (the “Notes”)

Aggregate Principal Amount:	€500,000,000

Maturity Date:	January 15, 2031

Coupon:	3.750%

Interest Payment Dates:	Annually on January 15, commencing January 15, 2025

Record Date:	December 31

Price to Public:	98.896% of principal amount

Underwriting Discount:	0.225% of principal amount

Net Proceeds:	€493,355,000 (after the underwriting discount and before expenses)

Benchmark Security:	2.400% due November 15, 2030

Benchmark Security/Yield:	2.575%

Spread to Benchmark Security:	+137.1 basis points

Re-Offer Yield:	3.946%

Mid-Swap Yield:	2.846%

Spread to Mid-Swap Yield:	+110 basis points

Optional Redemption:

Prior to October 15, 2030: Make-whole redemption at Comparable Government Bond Rate plus 20 bps, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

On or after October 15, 2030: Redemption at par, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

Settlement Date (T+3):	June 6, 2024*

Common Code / CUSIP/ ISIN:	Common Code: 283788474 CUSIP Number: 718172 DL0 ISIN Number: XS2837884746

Listing:	Application will be made to list the Notes on the New York Stock Exchange

Joint Book-Running Managers:	Deutsche Bank AG, London Branch HSBC Continental Europe Banco Santander, S.A. SMBC Nikko Capital Markets Limited Standard Chartered Bank

Allocations:	2031 Notes
Deutsche Bank AG, London Branch	100,000,000
HSBC Continental Europe	100,000,000
Banco Santander, S.A.	100,000,000
SMBC Nikko Capital Markets Limited	100,000,000
Standard Chartered Bank	100,000,000
Total	€500,000,000

* Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery date will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

MiFID II and UK MiFIR professionals/ Eligible Counterparties-only/No PRIIPs or UK PRIIPs KID – Manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs or UK PRIIPs key information document (KID) has been prepared as the Notes are not available to retail investors in the European Economic Area or the United Kingdom.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank AG, London Branch at +1 800-503-4611, HSBC Continental Europe at 1-866-811-8049, Banco Santander, S.A., at +34 912-572-029, SMBC Nikko Capital Markets Limited at +44-(0)204-507-1000 or Standard Chartered Bank at +44 207-885-5739.